EXHIBIT 99.1
FirstCash Reports Second Quarter Earnings Results;
Declares Quarterly Dividend and Raises 2017 Full Year Guidance
____________________________________________________________

Fort Worth, Texas (July 27, 2017) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), the leading international operator of almost 2,100 retail pawn stores in the U.S. and Latin America, today announced revenue, net income and earnings per share for the three and six month periods ended June 30, 2017. In addition, the Company raised its 2017 full year earnings guidance and declared a $0.19 per share quarterly dividend payable on August 31, 2017 to stockholders of record as of August 15, 2017.

Mr. Rick Wessel, chief executive officer, stated, “We posted stronger than expected second quarter results that continue to be driven by exceptional revenue growth in Latin America, an improved U.S. operating environment and further realization of merger synergies. Same-store Latin America core pawn revenue, which is composed of pawn lending fees and retail merchandise sales, increased 11%, or 14% on a constant currency basis, compared to the prior year quarter while the legacy First Cash U.S. business continued to improve with core same-store revenues increasing 1% driven by a 5% increase in same-store pawn fees.

“During the quarter we also completed a $300 million bond offering that enabled us to redeem and repurchase our previously issued $200 million bonds and provides funding and greater flexibility for future dividends and share buybacks. Concurrent with the bond offering, the Company initiated a $100 million share repurchase authorization and already repurchased approximately $16 million, or 290,000 shares, during the second quarter,” Mr. Wessel concluded.

Earnings Highlights

•
The Company reported the following consolidated results for the three and six months ended June 30, 2017. Adjusted measures exclude merger related expenses, the loss on extinguishment of debt as a result of the senior notes refinancing and other adjustments, which are further described and reconciled in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release (in thousands, except per share amounts):

	Three Months Ended June 30,
	2017		2016
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP) *	(Non-GAAP)	(GAAP) *	(Non-GAAP)
Revenue	$416,629	$416,629	$181,979	$181,979
Net income	$15,239	$25,130	$11,673	$14,324
Diluted earnings per share	$0.32	$0.52	$0.41	$0.51
EBITDA (non-GAAP measure)	$41,349	$57,049	$26,295	$30,374
Weighted avg diluted shares	48,289	48,289	28,243	28,243

*	Other than EBITDA, which is a non-GAAP financial measure. See the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

	Six Months Ended June 30,
	2017		2016
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP) *	(Non-GAAP)	(GAAP) *	(Non-GAAP)
Revenue	$864,205	$864,205	$365,182	$365,182
Net income	$47,884	$58,183	$24,847	$27,758
Diluted earnings per share	$0.99	$1.20	$0.88	$0.98
EBITDA (non-GAAP measure)	$113,620	$129,967	$55,079	$59,558
Weighted avg diluted shares	48,345	48,345	28,242	28,242

*	Other than EBITDA, which is a non-GAAP financial measure. See the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
As reported (GAAP) net income for the quarter and six months ended June 30, 2017 increased 31% and 93%, respectively, compared to the same prior-year periods. Reducing second quarter and year to date 2017 GAAP net income was the tax-effected $9 million loss on extinguishment of debt related to the senior notes refinancing and $1 million of expenses related to the September 2016 merger with Cash America International, Inc. (the “Merger”).

•
Adjusted net income increased 75% and 110% for the quarter and six months ended June 30, 2017, respectively, compared to the same prior-year periods. Adjusted net income excludes the loss on extinguishment of debt and merger costs.

•
GAAP earnings per share for the second quarter of 2017 decreased 22% as compared to the second quarter of 2016 due primarily to merger and debt extinguishment costs totaling approximately $0.20 per share. Even including these costs, GAAP earnings per share increased 13% for the six month year to date period as compared to the same prior-year period.

•
Adjusted earnings per share for the second quarter and year to date periods increased 2% and 22%, respectively, compared to the prior-year periods. Comparative GAAP and adjusted earnings for the quarter and year to date periods were negatively impacted by $0.01 and $0.04 per share due to the year-over-year decline in the value of the Mexican peso. The results were also impacted by the 71% increase in the quarter to date and year to date weighted average diluted share counts versus the comparable prior-year periods.

•
Adjusted EBITDA totaled $57 million for the current quarter and $130 million for the six month year to date period, representing increases of 88% and 118%, respectively, compared to the prior-year periods. For the trailing twelve months ended June 30, 2017, adjusted EBITDA totaled $251 million, an increase of 93% compared to the same prior-year period. EBITDA and adjusted EBITDA are non-GAAP measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

Note: Certain growth rates in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis, a non-GAAP measure defined elsewhere in this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended June 30, 2017 was 18.6 pesos / dollar and decreased 3% versus the comparable prior-year period and for the six-month period ended June 30, 2017 was 19.5 pesos / dollar declining 8% versus the prior-year period.

Revenue Highlights

•
Consolidated revenues for the second quarter of 2017 totaled $417 million, an increase of 129% compared to the second quarter of 2016. For the six months ended June 30, 2017, revenues totaled $864 million, an increase of 137% compared to the prior-year period. On a constant currency basis, total revenues increased 131% for the quarter and 141% for the six month period compared to the prior-year period.

•	Pro forma consolidated revenues for the trailing twelve months ended June 30, 2017, which include pre-Merger Cash America revenues of $163 million, totaled $1.8 billion.

•
Second quarter U.S. segment revenues totaled $299 million, an increase of 277% compared to the second quarter of 2016 due primarily to the impact of the Merger. U.S. same-store core pawn revenues in the legacy First Cash stores increased by 1% for the quarter. Same-store pawn fee revenues in the legacy First Cash stores increased 5%, consistent with growth in pawn receivables, while same-store retail sales were flat compared to the prior year. Same-store retail sales in the legacy Cash America stores improved significantly on a sequential basis to down 3% compared to a decline of 7% in the first quarter of 2017. While same-store pawn fee revenues in these stores declined 11%, the pawn yield improved meaningfully compared to the prior year.

•
Revenues in Latin America for the second quarter of 2017 increased 14% on a U.S. dollar translated basis and increased 17% on a constant currency basis as compared to the second quarter of 2016, driven by strong same-store sales results and the impact of 38 store additions over the past twelve months. Core Latin America same-store pawn revenues increased 11% on a U.S. dollar translated basis driven by a 13% increase in retail sales and a 5% increase in pawn fees. On a constant currency basis, Latin America same-store core pawn revenues increased 14% with a 16% increase in retail sales and an 8% increase in pawn fees.

Pawn Operating Metrics

•
Consolidated retail merchandise sales margins were 36% during the second quarter of 2017 compared to the prior-year quarter margin of 38%. Retail margins for the quarter were 37% in Latin America compared to 38% for the prior-year quarter. U.S. segment retail margins for the quarter were 35% compared to 38% for the prior-year quarter, which reflected the expected impact of the Merger.

•
Consolidated pawn loans outstanding totaled $353 million at June 30, 2017, an increase of 162%, or 161% on a constant currency basis, from June 30, 2016 primarily due to the Merger and continued same-store growth in Latin America.

•
Pawn loans in Latin America totaled $80 million at June 30, 2017 and increased by 17% on a U.S. dollar basis and 13% on a constant currency basis from June 30, 2016. Same-store pawn loans in Latin America at quarter end increased 14% on a dollar-denominated basis and increased 11% on a local currency basis compared to the prior-year.

•
U.S. segment pawn loans outstanding at June 30, 2017 totaled $274 million, which included $205 million from the Cash America locations. Pawn loans in the legacy U.S. First Cash stores increased 3% on a same-store basis from June 30, 2016, marking the third sequential quarter of positive year-over-year comparisons, and was significantly better than the 4% decline at this point a year ago. Same-store pawn receivables at the Cash America stores decreased 13% from June 30, 2016, which was consistent with the first quarter trend, primarily reflecting the expected impact of reducing the holding period on delinquent pawn loans and reducing loan values on general merchandise pawns. The decline in the Cash America pawn receivables was partially offset from a revenue perspective by an increase in the annualized yield on pawn receivables in the second quarter as compared to the prior year.

•
Total inventories at June 30, 2017 were $301 million, compared to $92 million at June 30, 2016, which is a result of the additional 826 stores primarily related to the Merger and further growth in Latin America. As of June 30, 2017, inventories aged greater than one year in the Latin America stores remain extremely low at 1% while they were 12% in the U.S., the result of 14% aged inventories in the Cash America stores, partially offset by the 5% aged inventories in the legacy First Cash stores, which was an improvement over the 6% aged level a year ago.

Store Expansion Activity

•
During the second quarter of 2017, the Company added 15 stores in Mexico, which included ten new locations and five acquired locations. For the six months ended June 30, 2017, the Company added 28 pawn stores in Latin America and two pawn stores in the U.S.

•	A total of eight locations in the U.S. and Mexico were closed or consolidated during the quarter, most of which were small format pawn stores or stores focused on consumer lending.

•
As of June 30, 2017, FirstCash operated 2,097 stores, an increase of 65% over the prior year, composed of 980 stores in Latin America and 1,117 stores in the U.S. In addition, there were 64 check cashing locations operated by independent franchisees under franchising agreements with the Company at quarter end.

Liquidity

•
As previously announced, in May 2017 the Company completed an offering of $300 million of 5.375% senior unsecured notes due in 2024. The Company used the proceeds from the offering to repurchase, or otherwise redeem, all of its previously outstanding 6.75% senior notes totaling $200 million due 2021, make payments on the Company’s credit facility, pay related fees and expenses associated with the notes offering and for other general corporate purposes. In addition to the lower interest rate and the extended term, the new notes provide greater flexibility for opportunistic acquisitions and increasing future potential shareholder payouts in the form of dividends and share repurchases.

•
As a result of the early redemption of the previously outstanding $200 million senior notes during the second quarter, the Company incurred a loss on extinguishment of debt of approximately $14 million ($9 million tax-effected) primarily related to the redemption and tender offer premiums paid. This loss is excluded from the Company’s non-GAAP adjusted financial measures (see detailed reconciliation of non-GAAP financial measures provided elsewhere in this release).

•
In May 2017, the Company announced the extension of the term of its $400 million unsecured credit facility through September 2, 2022. The financial covenants in the facility were also amended to provide greater flexibility for making future share repurchases. At June 30, 2017, the Company had $97 million drawn on the $400 million unsecured credit facility and had a $4 million outstanding letter of credit.

•
Total outstanding debt at June 30, 2017 was $397 million and the leverage ratio, defined as total debt to trailing twelve months adjusted EBITDA, was 1.6 to 1. The ratio of net debt, defined as total debt less cash and cash equivalents, to trailing twelve months adjusted EBITDA, as defined in the Company’s senior notes covenants, was 1.2 to 1.

•
The Company generated $176 million in adjusted free cash flow during the twelve months ended June 30, 2017 compared to $53 million during the same prior-year period. The 231% year-over-year increase is due to the incremental operating cash flows from the Cash America stores and reflects the strength of the post-Merger combined company cash flows. Adjusted free cash flow is a non-GAAP measure and is calculated in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•	As of June 30, 2017, the Company had $91 million in cash on its balance sheet and $299 million of availability for future borrowings under its long-term, unsecured credit facility.
Cash Dividend and Stock Repurchases

•	The Board of Directors declared a $0.19 per share third quarter cash dividend on common shares outstanding, which will be paid on August 31, 2017 to stockholders of record as of August 15, 2017.

•
As previously announced, the Company’s Board of Directors authorized a new share repurchase plan for up to $100 million of its common stock effective May 15, 2017. Under the new plan, the Company repurchased approximately 559,000 shares of its common stock consisting of approximately 290,000 shares at quarter end and an additional 269,000 shares through July 26th at an aggregate cost of approximately $32 million, or $57.09 per share. There is approximately $68 million available for future share repurchases under the current buyback authorization. The Company expects to continue repurchasing common stock in fiscal 2017 subject to expected liquidity, debt covenant restrictions and other relevant factors, and based on the current run-rate, anticipates completing the $100 million repurchase plan later this year or early in 2018.

Fiscal 2017 Outlook

•
Based upon second quarter results, the Company is increasing its fiscal full-year 2017 guidance for adjusted earnings per share, a non-GAAP measure that excludes merger related expenses and the loss on extinguishment of debt as a result of the senior notes refinancing, to be in the range of $2.60 to $2.70. This compares to its prior adjusted annual guidance given on April 27, 2017 of $2.50 to $2.65 per share.

•
The guidance for fiscal 2017 is presented on a non-GAAP basis, as it does not include the impact of merger and other acquisition expenses or the loss on extinguishment of debt. Given the difficulty in predicting the amount and timing of future merger and other acquisition expenses, the Company cannot reasonably provide a full reconciliation of adjusted guidance to GAAP guidance.

•The Company’s updated guidance includes the following estimates:

◦
2017 adjusted net income, a non-GAAP measure that excludes merger related expenses and the loss on extinguishment of debt, is projected to be in the range of approximately $124 million to $129 million versus 2016 adjusted net income of $85 million.

◦
The 2017 earnings guidance range implies adjusted EBITDA, also a non-GAAP measure, to be in the range of approximately $271 million to $278 million for fiscal 2017. This compares to adjusted EBITDA of $180 million in fiscal 2016 and $132 million in fiscal 2015.

•	These estimates of expected adjusted earnings per share, adjusted net income and adjusted EBITDA include the following assumptions:

◦
An estimated second half exchange rate of 19.0 Mexican pesos / U.S. dollar, which implies a full year 2017 average rate of 19.2 Mexican pesos / U.S. dollar, and compares to an average rate of 19.5 to 1 in the first half of 2017. The expected impact of the currency improvement will primarily benefit the fourth quarter, given its greater volume of seasonal revenues.

◦
The ongoing conversion of all the Cash America stores to the FirstPawn IT platform and the implementation of new operating protocols during 2017 will continue to have a negative impact on domestic pawn receivables for much of the year.

◦
The Company will discontinue its small online consumer lending operation during the third quarter. This action, combined with consumer lending store closures, are anticipated to contribute to an 11% decline in 2017 consumer lending revenues compared to merged pro forma revenues in 2016.

◦
An expected full year effective income tax rate for fiscal 2017 of approximately 35% to 36%, which compares to the first half of 2017 effective rate of 35% and the 2016 effective rate of 34% (adjusted for merger costs). The increase in the year-over-year tax rate is a result of the full year of incremental earnings from Cash America being taxed at approximately 37%.

◦
The Company currently plans to open or acquire approximately 65 to 85 stores in 2017. Approximately 50 to 65 stores will be de novo openings with the remaining additions contingent on opportunistic acquisitions. The Company recently signed its first store lease in Colombia and expects to have stores open in late 2017 or early 2018.

Additional Commentary and Analysis

Mr. Wessel further commented on the Company’s second quarter results, “We are excited about the continued strength of the business as evident in many of our key performance measures. Pawn demand remains exceptional in Latin America, which now includes the same-store results from our successfully integrated Maxi Prenda acquisition. The momentum continues as demonstrated by another quarter of double-digit loan growth in this important market where we now have almost 1,000 stores. The legacy First Cash U.S. business recorded another robust quarter of loan growth and we see significant opportunities ahead as we continue to integrate the Cash America stores.

“Our solid retail results were again led by Latin America, which grew same-store sales an impressive 16% on a constant currency basis, driven in part by strong results in the Maxi Prenda stores. Legacy First Cash U.S. same-store retail sales were flat over the prior year, which is a respectable result considering the tax refund season with smaller average refunds and the current headwinds seen by other traditional retailers in the U.S. We believe that our deep-value, treasure hunt retail format and the fact that many of our customers lack credit cards or bank accounts required to facilitate online transactions continue to make our retail model attractive and less impacted by online retailers. For cash constrained customers, our interest free layaway program, which typically is not offered by online retailers, is also an attractive option for their retail purchases.

“The integration with Cash America is progressing on schedule and we have converted approximately two-thirds of the stores onto our FirstPawn IT platform, and we are on track to complete the conversion schedule by year-end. We also remain on target to meet or exceed cost synergy targets and are focused on realizing additional store level expense reductions. While the Cash America stores saw a decline in pawn loans outstanding versus the prior year, most of this decline was expected. We are starting to see early signs that lending trends have begun to stabilize. As a whole, the Cash America markets converted to the FirstPawn system through March of 2017 saw smaller declines in year-over-year pawn loan balances at quarter end than those markets yet to be converted and, as expected, are now reporting increases in their annualized pawn yield when compared to the prior year. We continue to believe that after the integration is complete we should see long-term improvements in margins and lending yields in the Cash America stores.

“During the quarter, the Company completed a $300 million bond offering that enabled us to redeem the previously outstanding $200 million senior notes. These new seven-year unsecured notes have a 5.375% interest rate versus the rate on the redeemed notes of 6.75%. Additionally, we extended the term of the $400 million unsecured credit facility to a full five years. Given the limited amount of current leverage and the less restrictive shareholder payout covenants under the new bonds and amended credit facility, we now have much greater flexibility for paying dividends and making more significant stock repurchases.

“With the significant growth of FirstCash’s operations in both the U.S. and Latin America over the past few years, we are generating record levels of cash earnings and free cash flow. For the trailing twelve months ended June 30, 2017, our adjusted EBITDA of $251 million has almost doubled over the comparative prior-year period, while adjusted free cash flow stands at $176 million and has more than tripled over the same period. Strong balance sheet and free cash flow metrics continue to increase and provide significant resources for both further store growth and shareholder returns in the form of dividends and stock buybacks,” Mr. Wessel concluded.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in (i) the Company’s 2016 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, (ii) the Company’s quarterly report on Form 10-Q filed with the SEC on May 4, 2017, including the risks described in Part II, Item 1A, “Risk Factors” thereof, and (iii) the other reports filed with the SEC, including the Company’s forthcoming Quarterly Report on Form 10-Q. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About FirstCash

FirstCash is the leading international operator of pawn stores with almost 2,100 retail pawn and consumer lending locations in 26 U.S. states and Latin America, which includes all the states in Mexico and the countries of Guatemala and El Salvador. The Company employs more than 16,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 95% of the Company’s revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Retail merchandise sales	$243,822	$115,543	$503,816	$234,319
Pawn loan fees	122,632	51,878	250,883	103,311
Consumer loan and credit services fees	18,529	4,916	39,749	10,602
Wholesale scrap jewelry sales	31,646	9,642	69,757	16,950
Total revenue	416,629	181,979	864,205	365,182

Cost of revenue:
Cost of retail merchandise sold	156,473	71,345	322,108	145,767
Consumer loan and credit services loss provision	5,142	1,320	9,234	2,367
Cost of wholesale scrap jewelry sold	30,590	7,853	65,539	13,724
Total cost of revenue	192,205	80,518	396,881	161,858

Net revenue	224,424	101,461	467,324	203,324

Expenses and other income:
Store operating expenses	137,070	54,578	273,814	109,989
Administrative expenses	30,305	16,509	63,543	33,777
Depreciation and amortization	14,689	4,947	28,932	9,884
Interest expense	5,585	4,326	11,698	8,786
Interest income	(393)	(224)	(720)	(498)
Merger and other acquisition expenses	1,606	4,079	2,253	4,479
Loss on extinguishment of debt	14,094	—	14,094	—
Total expenses and other income	202,956	84,215	393,614	166,417

Income before income taxes	21,468	17,246	73,710	36,907

Provision for income taxes	6,229	5,573	25,826	12,060

Net income	$15,239	$11,673	$47,884	$24,847

Net income per share:
Basic	$0.32	$0.41	$0.99	$0.88
Diluted	$0.32	$0.41	$0.99	$0.88

Weighted average shares outstanding:
Basic	48,261	28,243	48,324	28,242
Diluted	48,289	28,243	48,345	28,242

Dividends declared per common share	$0.190	$0.125	$0.380	$0.250

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2017	2016	2016
ASSETS
Cash and cash equivalents	$91,434	$46,274	$89,955
Fees and service charges receivable	42,810	18,259	41,013
Pawn loans	353,399	134,658	350,506
Consumer loans, net	24,192	1,060	29,204
Inventories	301,361	91,861	330,683
Income taxes receivable	23,866	3,938	25,510
Prepaid expenses and other current assets	19,667	3,843	25,264
Total current assets	856,729	299,893	892,135

Property and equipment, net	237,282	123,895	236,057
Goodwill	838,111	312,488	831,151
Intangible assets, net	98,664	5,601	104,474
Other assets	61,145	4,007	71,679
Deferred tax assets	12,388	10,720	9,707
Total assets	$2,104,319	$756,604	$2,145,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$85,684	$35,566	$109,354
Customer deposits	37,601	15,490	33,536
Income taxes payable	1,807	1,559	738
Total current liabilities	125,092	52,615	143,628

Revolving unsecured credit facility	97,000	50,500	260,000
Senior unsecured notes	294,804	196,203	196,545
Deferred tax liabilities	74,298	23,800	61,275
Other liabilities	21,693	—	33,769
Total liabilities	612,887	323,118	695,217

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	403	493
Additional paid-in capital	1,218,822	203,414	1,217,969
Retained earnings	416,937	661,390	387,401
Accumulated other comprehensive loss	(83,464)	(95,113)	(119,806)
Common stock held in treasury, at cost	(61,356)	(336,608)	(36,071)
Total stockholders’ equity	1,491,432	433,486	1,449,986
Total liabilities and stockholders’ equity	$2,104,319	$756,604	$2,145,203

Note: Given the timing and financial reporting complexity of the Merger with Cash America, the presentation of the Cash America assets acquired and liabilities assumed in the Company’s financial statements is preliminary and will likely change, perhaps significantly, as fair value estimates are refined during the measurement period. The Company will complete its purchase price allocation no later than the third quarter of 2017.

Additionally, certain balances as of June 30, 2016 have been reclassified in order to conform to current year presentation.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which currently includes operations in Mexico, Guatemala and El Salvador

The Company has provided a detail of pre-tax operating income by segment, which is a measure of pre-tax store-level operating performance. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the U.S. operations segment as of June 30, 2017 as compared to June 30, 2016 (in thousands):

	Balance at June 30,		Increase /
	2017	2016	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$273,823	$66,457	312%
Consumer loans, net (1)	23,801	653	3,545%
Inventories	243,991	47,934	409%
	$541,615	$115,044	371%

Average outstanding pawn loan amount (in ones)	$148	$160	(8)%

Composition of pawn collateral:
General merchandise	38%	47%
Jewelry	62%	53%
	100%	100%

Composition of inventories:
General merchandise	44%	60%
Jewelry	56%	40%
	100%	100%

Percentage of inventory aged greater than one year	12%	6%

(1)
Does not include the off-balance sheet principal portion of active CSO extensions of credit made by independent third-party lenders. These amounts, net of the Company’s estimated fair value of its liability for guaranteeing the extensions of credit, totaled $9,128 and $5,161 as of June 30, 2017 and 2016, respectively.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 (in thousands):

	Three Months Ended
	June 30,
	2017	2016	Increase
U.S. Operations Segment
Revenue:
Retail merchandise sales	$164,852	$47,065	250%
Pawn loan fees	90,254	21,844	313%
Consumer loan and credit services fees	18,085	4,419	309%
Wholesale scrap jewelry sales	26,136	6,070	331%
Total revenue	299,327	79,398	277%

Cost of revenue:
Cost of retail merchandise sold	106,731	29,043	267%
Consumer loan and credit services loss provision	5,057	1,198	322%
Cost of wholesale scrap jewelry sold	25,400	5,097	398%
Total cost of revenue	137,188	35,338	288%

Net revenue	162,139	44,060	268%

Segment expenses:
Store operating expenses	105,521	26,847	293%
Depreciation and amortization	6,421	1,423	351%
Total segment expenses	111,942	28,270	296%

Segment pre-tax operating income	$50,197	$15,790	218%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 (in thousands):

	Six Months Ended
	June 30,
	2017	2016	Increase
U.S. Operations Segment
Revenue:
Retail merchandise sales	$358,518	$102,126	251%
Pawn loan fees	192,072	46,089	317%
Consumer loan and credit services fees	38,900	9,628	304%
Wholesale scrap jewelry sales	59,033	10,864	443%
Total revenue	648,523	168,707	284%

Cost of revenue:
Cost of retail merchandise sold	230,228	62,710	267%
Consumer loan and credit services loss provision	9,047	2,105	330%
Cost of wholesale scrap jewelry sold	56,082	8,959	526%
Total cost of revenue	295,357	73,774	300%

Net revenue	353,166	94,933	272%

Segment expenses:
Store operating expenses	213,489	54,716	290%
Depreciation and amortization	12,840	2,921	340%
Total segment expenses	226,329	57,637	293%

Segment pre-tax operating income	$126,837	$37,296	240%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP measures, which exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars and is therefore not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table details earning assets, which consist of pawn loans, consumer loans, net and inventories as well as other earning asset metrics of the Latin America operations segment as of June 30, 2017 as compared to June 30, 2016 (in thousands):

				Constant Currency Basis
				Balance at
				June 30,	Increase /
	Balance at June 30,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$79,576	$68,201	17%	$77,146	13%
Consumer loans, net	391	407	(4)%	379	(7)%
Inventories	57,370	43,927	31%	55,610	27%
	$137,337	$112,535	22%	$133,135	18%

Average outstanding pawn loan amount (in ones)	$66	$62	6%	$64	3%

Composition of pawn collateral:
General merchandise	81%	82%
Jewelry	19%	18%
	100%	100%

Composition of inventories:
General merchandise	74%	80%
Jewelry	26%	20%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 (in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,	Increase /
	June 30,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$78,970	$68,478	15%	$81,129	18%
Pawn loan fees	32,378	30,034	8%	33,245	11%
Consumer loan and credit services fees	444	497	(11)%	457	(8)%
Wholesale scrap jewelry sales	5,510	3,572	54%	5,510	54%
Total revenue	117,302	102,581	14%	120,341	17%

Cost of revenue:
Cost of retail merchandise sold	49,742	42,302	18%	51,084	21%
Consumer loan and credit services loss provision	85	122	(30)%	88	(28)%
Cost of wholesale scrap jewelry sold	5,190	2,756	88%	5,298	92%
Total cost of revenue	55,017	45,180	22%	56,470	25%

Net revenue	62,285	57,401	9%	63,871	11%

Segment expenses:
Store operating expenses	31,549	27,731	14%	32,308	17%
Depreciation and amortization	2,622	2,667	(2)%	2,686	1%
Total segment expenses	34,171	30,398	12%	34,994	15%

Segment pre-tax operating income	$28,114	$27,003	4%	$28,877	7%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 (in thousands):

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,		Increase /	2017	(Decrease)
	2017	2016	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$145,298	$132,193	10%	$156,291	18%
Pawn loan fees	58,811	57,222	3%	63,180	10%
Consumer loan and credit services fees	849	974	(13)%	917	(6)%
Wholesale scrap jewelry sales	10,724	6,086	76%	10,724	76%
Total revenue	215,682	196,475	10%	231,112	18%

Cost of revenue:
Cost of retail merchandise sold	91,880	83,057	11%	98,778	19%
Consumer loan and credit services loss provision	187	262	(29)%	202	(23)%
Cost of wholesale scrap jewelry sold	9,457	4,765	98%	10,130	113%
Total cost of revenue	101,524	88,084	15%	109,110	24%

Net revenue	114,158	108,391	5%	122,002	13%

Segment expenses:
Store operating expenses	60,325	55,273	9%	64,385	16%
Depreciation and amortization	5,019	5,317	(6)%	5,358	1%
Total segment expenses	65,344	60,590	8%	69,743	15%

Segment pre-tax operating income	$48,814	$47,801	2%	$52,259	9%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Consolidated results of operations
U.S. operations segment pre-tax operating income	$50,197	$15,790	$126,837	$37,296
Latin America operations segment pre-tax operating income	28,114	27,003	48,814	47,801
Consolidated segment pre-tax operating income	78,311	42,793	175,651	85,097

Corporate expenses and other income:
Administrative expenses	30,305	16,509	63,543	33,777
Depreciation and amortization	5,646	857	11,073	1,646
Interest expense	5,585	4,326	11,698	8,786
Interest income	(393)	(224)	(720)	(498)
Merger and other acquisition expenses	1,606	4,079	2,253	4,479
Loss on extinguishment of debt	14,094	—	14,094	—
Total corporate expenses and other income	56,843	25,547	101,941	48,190

Income before income taxes	21,468	17,246	73,710	36,907

Provision for income taxes	6,229	5,573	25,826	12,060

Net income	$15,239	$11,673	$47,884	$24,847

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the six months ended June 30, 2017:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations (2)	Locations
U.S. operations segment:
Total locations, beginning of period	1,085	45	1,130
New locations opened	1	—	1
Locations acquired	1	—	1
Locations closed or consolidated	(14)	(1)	(15)
Total locations, end of period	1,073	44	1,117

Latin America operations segment:
Total locations, beginning of period	927	28	955
New locations opened	23	—	23
Locations acquired	5	—	5
Locations closed or consolidated	(3)	—	(3)
Total locations, end of period	952	28	980

Total:
Total locations, beginning of period	2,012	73	2,085
New locations opened	24	—	24
Locations acquired	6	—	6
Locations closed or consolidated	(17)	(1)	(18)
Total locations, end of period	2,025	72	2,097

(1)
At June 30, 2017, 317 of the U.S. pawn stores, which are primarily located in Texas and Ohio, also offered consumer loans or credit services products, while 49 Mexico pawn stores offer consumer loan products.

(2)
The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or a credit services product and are located in Ohio, Texas, California and limited markets in Mexico. The table does not include 64 check cashing locations operated by independent franchises under franchising agreements with the Company.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded from and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies.

The Company expects to incur additional expenses in 2017 and 2018 in connection with its merger and integration with Cash America. The Company has adjusted the applicable financial measures to exclude these items because it generally would not incur such costs and expenses as part of its continuing operations. The merger related expenses are predominantly incremental costs directly associated with the Merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share data):

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$15,239	$0.32	$11,673	$0.41	$47,884	$0.99	$24,847	$0.88
Adjustments, net of tax:
Merger related expenses:
Transaction	—	—	2,651	0.10	—	—	2,817	0.10
Severance and retention	447	0.01	—	—	801	0.02	—	—
Other	565	0.01	—	—	619	0.01	—	—
Total merger related expenses	1,012	0.02	2,651	0.10	1,420	0.03	2,817	0.10
Other acquisition expenses	—	—	—	—	—	—	94	—
Loss on extinguishment of debt	8,879	0.18	—	—	8,879	0.18	—	—
Adjusted net income	$25,130	$0.52	$14,324	$0.51	$58,183	$1.20	$27,758	$0.98

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for each of the adjustments included in the table above (in thousands):

	Three Months Ended June 30,
	2017			2016
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger related expenses	$1,606	$594	$1,012	$4,079	$1,428	$2,651
Loss on extinguishment of debt	14,094	5,215	8,879	—	—	—
Total adjustments	$15,700	$5,809	$9,891	$4,079	$1,428	$2,651

	Six Months Ended June 30,
	2017			2016
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger related expenses	$2,253	$833	$1,420	$4,329	$1,512	$2,817
Other acquisition expenses	—	—	—	150	56	94
Loss on extinguishment of debt	14,094	5,215	8,879	—	—	—
Total adjustments	$16,347	$6,048	$10,299	$4,479	$1,568	$2,911

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2017	2016	2017	2016	2017	2016
Net income	$15,239	$11,673	$47,884	$24,847	$83,164	$55,430
Income taxes	6,229	5,573	25,826	12,060	47,086	25,338
Depreciation and amortization (1)	14,689	4,947	28,932	9,884	50,913	18,545
Interest expense	5,585	4,326	11,698	8,786	23,232	17,527
Interest income	(393)	(224)	(720)	(498)	(973)	(1,327)
EBITDA	41,349	26,295	113,620	55,079	203,422	115,513
Adjustments:
Merger related expenses	1,606	4,079	2,253	4,329	34,144	4,329
Other acquisition expenses	—	—	—	150	300	1,850
Loss on extinguishment of debt	14,094	—	14,094	—	14,094	—
Restructuring expenses related to U.S. consumer loan operations	—	—	—	—	—	8,439
Net gain on sale of common stock of Enova	—	—	—	—	(1,299)	—
Adjusted EBITDA	$57,049	$30,374	$129,967	$59,558	$250,661	$130,131

(1)	For the trailing twelve months ended June 30, 2016, excludes $264,000 of depreciation and amortization, which is included in the restructuring expenses related to U.S. consumer loan operations.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of property and equipment and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities and adjusted free cash flow as free cash flow adjusted for merger related expenses paid that management considers to be non-operating in nature. Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles net cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2017	2016	2017	2016	2017	2016
Cash flow from operating activities	$38,948	$14,497	$102,813	$39,573	$160,094	$90,413
Cash flow from investing activities:
Loan receivables, net of cash repayments	(33,226)	(14,759)	33,963	(9,466)	27,357	(9,211)
Purchases of property and equipment	(9,325)	(10,730)	(17,401)	(17,073)	(34,191)	(29,546)
Free cash flow	(3,603)	(10,992)	119,375	13,034	153,260	51,656
Merger related expenses paid, net of tax	1,743	1,391	3,545	1,557	22,929	1,557
Adjusted free cash flow	$(1,860)	$(9,601)	$122,920	$14,591	$176,189	$53,213

Constant Currency Results
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.
The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso and Guatemalan quetzal for the current and prior year periods:

	June 30,		Increase /
	2017	2016	(Decrease)
Mexican peso / U.S. dollar exchange rate:
End-of-period	17.9	18.5	3%
Three months ended	18.6	18.1	(3)%
Six months ended	19.5	18.0	(8)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.3	7.6	4%
Three months ended	7.3	7.7	5%
Six months ended	7.4	7.7	4%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com